Exhibit 3.26
CERTIFICATE OF OWNERSHIP AND MERGER
OF
SEISMIC COMPANY OF AMERICA, INC.
(a Delaware corporation)
WITH AND INTO
DIGICON GEOPHYSICAL CORP.
(a Delaware corporation)
     Pursuant to the provisions of Section 253 of the Delaware General Corporation Law, as amended (the “DGCL”), the undersigned domestic parent corporation adopts the following Certificate of Ownership and Merger for the purpose of merging into itself its wholly-owned foreign subsidiary corporation:
     1.     The name and state of incorporation of each constituent corporation is (i) Seismic Company of America, Inc., a Delaware corporation (“Seismic”), to be merged with and into (ii) Digicon Geophysical Corp., a Delaware corporation (the “Company”), which shall survive the merger.
     2.     The number of outstanding shares of each class of Seismic is 1,000 shares of common stock, par value $.10 per share, all of which are owned by the Company.
     3.     The following resolution was adopted by the Board of Directors of the Company on 1997:
     RESOLVED, that Seismic be merged with and into the Company, with the Company being the corporation which survives the merger, such merger to be effective at 11:59 pm, Eastern Daylight Savings Time, on July 31, 1997, whereupon all shares of Seismic shall automatically be cancelled.
     4.     In accordance with Section 103(d) of the DGCL, the merger which is the subject of this Certificate of Ownership and Merger shall become effective at 11:59 pm Eastern Daylight Savings Time, on July 31,1997.
     IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be signed by its President and attested to by its Secretary on this 30 day of July 1997.

DIGICON GEOPHYSICAL CORP.
ATTEST:
/s/ Allan C. Pogach	/s/ Stephen J. Ludlow

Allan C. Pogach, Secretary	Stephen J. Ludlow, President